EXECUTION


                       FIRST HORIZON ASSET SECURITIES INC.

                       MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 2005-FA4

                                 TERMS AGREEMENT
                           (to Underwriting Agreement,
                             dated October 25, 2004,
                    between the Company and the Underwriter)


First Horizon Asset Securities Inc.                               April 22, 2005
4000 Horizon Way
Irving, Texas 75063

         Credit Suisse First Boston LLC (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase such Classes of Series 2005-FA4 Certificates specified in Section 2(a) hereof (the "Offered Certificates"). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2005-FA4 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-119657). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

      Section 1. The Mortgage Pools: The Series 2005-FA4 Certificates shall evidence the entire beneficial ownership interest in two pools (the "Mortgage Pools") of conventional, fixed rate, first lien, fully amortizing, one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of April 1, 2005 (the "Cut-off Date"):

            (a) Aggregate Principal Amount of the Mortgage Pools: Approximately $272,016,723 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, principal balance to be determined by the Company.

            (b) Original Terms to Maturity: The original term to maturity of each Mortgage Loan included in Mortgage Pool I shall be between 240 and 360 months. The original term to maturity of each Mortgage Loan in Mortgage Pool II shall be between 120 and 180 months.

      Section 2. The Certificates: The Offered Certificates shall be issued as follows:

            (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a) and, as to any particular Class, to an upward or downward variance of up to 5%:

                        Principal         Interest       Class Purchase
Class                    Balance            Rate        Price Percentage
-----                    -------            ----        ----------------
B-1              $   5,168,000.00       Variable(1)      99.757812500%
B-2              $   1,904,000.00       Variable(1)      98.390625000%
B-3              $   1,360,000.00       Variable(1)      93.972656250%


(1) The pass-through rates on the Class B-1, Class B-2 and Class B-3 Certificates are variable and will be calculated as described in the prospectus supplement. The initial pass-through rate for each of these classes of certificates for the first interest accrual period will be approximately 5.460% per annum.

            (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

      Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the per annum initial interest rate applicable thereto from and including the Cut-off Date up to, but not including, April 29, 2005 (the "Closing Date").

      Section 4. Required Ratings: The Class B-1, Class B-2 and Class B-3 Certificates shall have received Required Ratings of at least "AA," "A" and "BBB," respectively, from Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

      Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

         If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                                       Very truly yours,

                                       CREDIT SUISSE FIRST BOSTON LLC



                                       By:
                                           -------------------------------------
                                           Name:
                                           Title:


The foregoing Agreement is hereby confirmed and accepted as of the date first above written.



FIRST HORIZON ASSET SECURITIES INC.


By:
    -----------------------------------------
    Name:    Alfred Chang
    Title:   Vice President



FIRST HORIZON HOME LOAN CORPORATION


By:
    -----------------------------------------
    Name:    Terry McCoy
    Title:   Executive Vice President